Exhibit 99.1

FOR IMMEDIATE RELEASE

Press Release	Contacts:
AIG 175 Water Street New York, NY 10038 www.aig.com	Sabra Purtill (Investors): 212-770-7074; sabra.purtill@aig.com Daniel O’Donnell (Media): 212-770-3141; daniel.odonnell@aig.com Claire Talcott (Media): 212-458-6343; claire.talcott@aig.com

AIG REPORTS THIRD QUARTER 2019 RESULTS

•	Net income attributable to AIG common shareholders was $648 million, or $0.72 per diluted common share, for the third quarter of 2019, compared to a net loss attributable to AIG common shareholders of $1.3 billion, or $1.41 per common share, in the prior-year quarter.
•	Adjusted after-tax income attributable to AIG common shareholders* was $505 million, or $0.56 per diluted common share, for the third quarter of 2019, compared to an adjusted after-tax loss attributable to AIG common shareholders of $301 million, or $0.34 per common share, in the prior-year quarter.
•	General Insurance posted a combined ratio of 103.7 and an accident year combined ratio, as adjusted*, of 95.9, improved compared to 124.4 and 99.4, respectively, in the prior-year quarter, driven by lower catastrophe losses, continued underwriting actions, reinsurance and expense discipline.
•	Life and Retirement reported adjusted pre-tax income of $646 million compared to $713 million in the prior-year quarter, which included a charge for the annual actuarial assumption update in each quarter.
•	Total consolidated net investment income was $3.4 billion in the third quarter of 2019, essentially flat to the prior-year quarter, reflecting higher interest and dividends and other investment income partially offset by lower alternative investment returns.
•	Net pre-tax catastrophe losses of $511 million ($404 million after-tax or $0.45 per diluted share) compared to $1.6 billion ($1.3 billion after-tax or $1.45 per share) in the prior-year quarter.
•	Net favorable prior year loss reserve development, net of reinsurance, of $4 million compared to net unfavorable prior year loss reserve development, net of reinsurance, of $170 million in the prior-year quarter.
•	Annual actuarial assumption update charge of $173 million compared to $103 million in the prior-year quarter.

NEW YORK, November 1, 2019 - American International Group, Inc. (NYSE: AIG) today reported net income attributable to AIG common shareholders of $648 million, or $0.72 per diluted common share, for the third quarter of 2019, compared to a net loss attributable to AIG common shareholders of $1.3 billion, or $1.41 per common share, in the prior-year quarter. The improvement was primarily due to pre-tax net realized capital gains of $929 million compared to pre-tax net realized capital losses of $511 million in the prior-year quarter and a reduction in pre-tax net catastrophe losses of $1.1 billion compared to the prior-year quarter. Adjusted after-tax income attributable to AIG common shareholders was $505 million, or $0.56 per diluted common share, for the third quarter of 2019, compared to an adjusted after-tax loss attributable to AIG common shareholders of $301 million, or $0.34 per common share,

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in the prior-year quarter. The improvement was primarily due to lower catastrophe losses compared to the prior-year quarter.

Brian Duperreault, AIG’s President and Chief Executive Officer, said: “Our results this quarter reflect the significant, ongoing work across the company to lay a foundation for long-term, sustainable and profitable growth. Results are in line with our expectations, particularly in General Insurance, which demonstrated a significant improvement over the prior-year quarter driven by our focus on underwriting excellence, expense discipline and enhanced reinsurance strategy. Life and Retirement continued to produce solid results despite ongoing headwinds from the sustained low interest rate environment. This business remains on track to deliver double-digit returns for the full year.

“As we approach 2020, we remain confident we will deliver underwriting profitability for the full year 2019 and deliver double-digit ROCE by the end of 2021. We still have much work ahead of us, but we are well on our way to positioning AIG as a leading global insurance company,” Mr. Duperreault added.

THIRD QUARTER FINANCIAL SUMMARY*

	Three Months Ended September 30,
($ in millions, except per common share amounts)	2019	2018
Net income (loss) attributable to AIG common shareholders	$648	$(1,259)
Net income (loss) per diluted share attributable to AIG common shareholders (a)	$0.72	$(1.41)

Weighted average common shares outstanding - diluted (a)	895.8	895.2

Adjusted pre-tax income (loss):
General Insurance	$507	$(825)
Life and Retirement	646	713
Other Operations	(500)	(388)
Legacy	93	84
Total	$746	$(416)

Adjusted after-tax income (loss) attributable to AIG common shareholders	$505	$(301)
Adjusted after-tax income (loss) per diluted share attributable to AIG common shareholders (a)	$0.56	$(0.34)

Return on common equity	4.0%	(8.4)%
Adjusted return on common equity*	4.1%	(2.4)%
Adjusted return on attributed common equity - Core*	4.4%	(3.6)%

Common shares outstanding	869.9	884.6
Book value per common share	$74.85	$66.23
Book value per common share, excluding accumulated other comprehensive income*	68.40	66.83
Adjusted book value per common share*	57.60	55.58

(a)  For periods reporting a loss, basic average common shares outstanding are used to calculate net income (loss) per diluted share attributable to AIG common shareholders. Diluted shares represent basic shares for the three-month period ended September 30, 2018 due to the net losses in that period.

All comparisons are against the third quarter of 2018, unless otherwise indicated. Refer to the AIG Third Quarter 2019 Financial Supplement, which is posted on AIG's website in the Investors section, for further information.

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THIRD QUARTER 2019 HIGHLIGHTS

General Insurance – Third quarter adjusted pre-tax income of $507 million was comprised of net investment income of $756 million and an underwriting loss of $249 million. The underwriting loss was driven by net pre-tax catastrophe losses of $497 million, including $254 million for Typhoon Faxai and $135 million for Hurricane Dorian, and resulted in a combined ratio of 103.7 inclusive of 7.5 points of catastrophe losses net of reinstatement premiums. Net favorable prior year loss reserve development totaled $3 million. The accident year combined ratio, as adjusted, was 95.9, comprised of a 61.5 accident year loss ratio, as adjusted*, an improvement of 210 basis points from the prior-year quarter, and an expense ratio of 34.4, an improvement of 140 basis points from the prior-year quarter. The decrease in accident year loss ratio, as adjusted, was due to the favorable impact from our underwriting actions, changes in business mix, strong results from Glatfelter, improved loss performance across a number of lines, and changes in reinsurance. The reduction in the third quarter expense ratio primarily reflected improvement in the General operating expense (GOE) ratio as a result of continued expense discipline.

Life and Retirement – Third quarter adjusted pre-tax income of $646 million included the impact of the annual actuarial assumption update, which was a charge of $143 million in the third quarter of 2019 compared to $98 million in the prior-year quarter and elevated mortality in Life Insurance. Net flows while negative, improved resulting from higher Fixed and Index Annuities new business, as well as lower Group Retirement surrenders and withdrawals. Life and Retirement’s Adjusted return on common equity (Adjusted ROCE)* for the third quarter of 2019 was 10.1% or approximately 12.5% excluding the impact of the annual actuarial assumption update.

Net Investment Income – Third quarter net investment income increased 0.4% to $3.4 billion with an 8% increase in interest, dividends and other investment income, slightly offset by lower alternative investment income, which declined to $115 million compared to $329 million in the prior-year quarter. Annualized yield for alternative investment income was 5% and 13% for the third quarter and nine months ended September 30, 2019, respectively, slightly below AIG’s 8% annualized assumption for the quarter but higher for the nine months ended September 30, 2019.

Other Operations – Third quarter adjusted pre-tax loss of $500 million increased from $388 million in the prior-year quarter primarily due to increased corporate GOE and higher interest expense in part due to consolidated non-recourse debt and Global Real Estate investments.

Legacy Results – Third quarter adjusted pre-tax income of $93 million increased 11% primarily due to lower catastrophe losses in Legacy General Insurance of $14 million compared to $57 million in the prior-year quarter, partially offset by lower Legacy Life and Retirement earnings due to lower net investment income and the charge for the annual actuarial assumption update of $30 million compared to $5 million in the prior-year quarter.

Book Value per Common Share – As of September 30, 2019, book value per common share was $74.85 compared to $65.04 at December 31, 2018 principally due to an increase in accumulated other comprehensive income (AOCI) as a result of the impact of lower interest

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rates on the fair value of fixed maturities. Book value per common share excluding AOCI and DTA (Adjusted book value per common share) increased 5% to $57.60 compared to the prior-year end due to growth in retained earnings from $2.4 billion of net income attributable to AIG in the nine months ended September 30, 2019.

Return on Common Equity (ROCE) – ROCE for the third quarter and the nine months ended September 30, 2019 was 4.0% and 5.2%, respectively, an improvement from (8.4)% and 1.3%, in the prior-year quarter and the nine months ended September 30, 2018, respectively, due to higher net income attributable to AIG common shareholders. Adjusted ROCE for the third quarter and nine months ended September 30, 2019 was 4.1% and 8.6%, respectively, an improvement from (2.4)% and 4.3%, in the prior-year quarter and prior-year nine-month period, respectively, due to higher adjusted after-tax income attributable to AIG common shareholders.

Liquidity and Capital – As of September 30, 2019, AIG Parent liquidity stood at approximately $7.2 billion. In the third quarter, AIG Parent received approximately $1.6 billion of distributions from the insurance subsidiaries in the form of cash, fixed maturity securities and loan repayments including tax sharing payments.

GENERAL INSURANCE

	Three Months Ended September 30,
($ in millions)	2019	2018	Change
Total General Insurance
Gross premiums written	$8,583	$8,668	(1)%
Net premiums written	$6,648	$6,835	(3)
Underwriting loss	$(249)	$(1,726)	86
Adjusted pre-tax income (loss)	$507	$(825)	NM

Underwriting ratios:
Loss ratio	69.3	88.6	(19.3	) pts
Less: impact on loss ratio
Catastrophe losses and reinstatement premiums	(7.5)	(22.0)	14.5
Prior year development	-	(2.7)	2.7
Adjustments for ceded premium under reinsurance contracts and other	(0.3)	(0.3)	0.0
Accident year loss ratio, as adjusted	61.5	63.6	(2.1)
Expense ratio	34.4	35.8	(1.4)
Combined ratio	103.7	124.4	(20.7)
Accident year combined ratio, as adjusted	95.9	99.4	(3.5)

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General Insurance - North America

	Three Months Ended September 30,
($ in millions)	2019	2018	Change
North America
Net premiums written	$3,404	$3,164	8%
Commercial Lines	2,502	2,229	12
Personal Insurance	902	935	(4)

Underwriting loss	$(185)	$(987)	81
Commercial Lines	(123)	(609)	80
Personal Insurance	(62)	(378)	84

Adjusted pre-tax income (loss)	$435	$(160)	NM

Underwriting ratios:
North America
Loss ratio	76.7	98.8	(22.1	) pts
Less: impact on loss ratio
Catastrophe losses and reinstatement premiums	(7.1)	(23.7)	16.6
Prior year development	0.5	(4.8)	5.3
Adjustments for ceded premium under reinsurance contracts and other	(0.6)	(0.5)	(0.1)
Accident year loss ratio, as adjusted	69.5	69.8	(0.3)
Expense ratio	29.0	31.1	(2.1)
Combined ratio	105.7	129.9	(24.2)
Accident year combined ratio, as adjusted	98.5	100.9	(2.4)

North America Commercial Lines
Loss ratio	80.9	98.5	(17.6	) pts
Less: impact on loss ratio
Catastrophe losses and reinstatement premiums	(6.4)	(21.6)	15.2
Prior year development	1.6	(0.6)	2.2
Adjustments for ceded premium under reinsurance contracts and other	(0.8)	(0.7)	(0.1)
Accident year loss ratio, as adjusted	75.3	75.6	(0.3)
Expense ratio	24.1	26.6	(2.5)
Combined ratio	105.0	125.1	(20.1)
Accident year combined ratio, as adjusted	99.4	102.2	(2.8)

North America Personal Insurance
Loss ratio	64.2	99.8	(35.6	) pts
Less: impact on loss ratio
Catastrophe losses and reinstatement premiums	(9.0)	(29.7)	20.7
Prior year development	(3.0)	(16.9)	13.9
Adjustments for ceded premium under reinsurance contract	(0.1)	-	(0.1)
Accident year loss ratio, as adjusted	52.1	53.2	(1.1)
Expense ratio	43.4	43.3	0.1
Combined ratio	107.6	143.1	(35.5)
Accident year combined ratio, as adjusted	95.5	96.5	(1.0)

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General Insurance North America – Commentary

•	Net premiums written increased by 8% to $3.4 billion, largely due to the acquisition of Glatfelter and growth within the Validus business, partially offset by the continued impact of pricing and underwriting actions, and higher ceded premiums due to changes in 2019 reinsurance programs.

•	Pre-tax underwriting loss of $185 million included $230 million of catastrophe losses, net of reinsurance, of which $156 million were in North America Commercial Lines and $74 million in North America Personal Insurance. Net favorable prior year loss reserve development of $17 million was comprised of net favorable prior year loss reserve development of $42 million in North America Commercial Lines partially offset by net unfavorable prior year loss reserve development in North America Personal Insurance of $25 million.

•	The North America combined ratio of 105.7 included 7.1 points of catastrophe losses net of reinstatement premiums and (0.5) points of net favorable prior year loss reserve development. The accident year combined ratio, as adjusted, was 98.5, comprised of a 69.5 accident year loss ratio, as adjusted, and a 29.0 expense ratio. The 0.3 points improvement in the accident year loss ratio, as adjusted, was primarily driven by an improving business mix as a result of underwriting actions and the Glatfelter acquisition, improved performance in Property and changes in 2019 reinsurance programs, partially offset by higher losses for Crop and Specialty.

•	The 2.1 points decrease in the expense ratio was largely driven by 2.5 points reduction in GOE ratio resulting from continued expense discipline, partially offset by a 0.4 points increase in the acquisition ratio due to changes in business mix.

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General Insurance - International

	Three Months Ended September 30,
($ in millions)	2019	2018	Change
International
Net premiums written	$3,244	$3,671	(12)%
Commercial Lines	1,528	1,810	(16)
Personal Insurance	1,716	1,861	(8)

Underwriting income (loss)	$(64)	$(739)	91
Commercial Lines	(65)	(423)	85
Personal Insurance	1	(316)	NM

Adjusted pre-tax income (loss)	$72	$(665)	NM

Underwriting ratios:
International
Loss ratio	62.3	79.7	(17.4	) pts
Less: impact on loss ratio
Catastrophe losses and reinstatement premiums	(8.0)	(20.5)	12.5
Prior year development	(0.4)	(1.0)	0.6
Accident year loss ratio, as adjusted	53.9	58.2	(4.3)
Expense ratio	39.5	39.9	(0.4)
Combined ratio	101.8	119.6	(17.8)
Accident year combined ratio, as adjusted	93.4	98.1	(4.7)

International Commercial Lines
Loss ratio	67.9	87.6	(19.7	) pts
Less: impact on loss ratio
Catastrophe losses and reinstatement premiums	(8.0)	(20.6)	12.6
Prior year development	(2.1)	(3.6)	1.5
Accident year loss ratio, as adjusted	57.8	63.4	(5.6)
Expense ratio	36.2	35.6	0.6
Combined ratio	104.1	123.2	(19.1)
Accident year combined ratio, as adjusted	94.0	99.0	(5.0)

International Personal Insurance
Loss ratio	57.4	72.4	(15.0	) pts
Less: impact on loss ratio
Catastrophe losses and reinstatement premiums	(8.0)	(20.5)	12.5
Prior year development	1.1	1.5	(0.4)
Accident year loss ratio, as adjusted	50.5	53.4	(2.9)
Expense ratio	42.5	43.8	(1.3)
Combined ratio	99.9	116.2	(16.3)
Accident year combined ratio, as adjusted	93.0	97.2	(4.2)

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General Insurance International – Commentary

•	Net premiums written decreased 12% on a reported basis due to the continued impact of pricing and underwriting actions, change in reinsurance and the impact of foreign exchange. Net premiums written decreased 11% on a constant dollar basis.

•	Pre-tax underwriting loss of $64 million included $267 million of catastrophe losses, net of reinsurance, of which $124 million related to International Commercial Lines and $143 million related to International Personal Insurance. Net unfavorable prior year loss reserve development was $14 million, with $34 million of net unfavorable prior year loss reserve development in International Commercial Lines, partially offset by $20 million of net favorable prior year loss reserve development in International Personal Insurance.

•	The International combined ratio was 101.8, down from 119.6 in the prior-year quarter due to lower catastrophe losses. The accident year combined ratio, as adjusted, of 93.4 was comprised of a 53.9 accident year loss ratio, as adjusted, and a 39.5 expense ratio, and was down 4.7 points from the prior-year quarter due to 4.3 points decrease in the accident year loss ratio, as adjusted. The lower accident year loss ratio, as adjusted, was primarily driven by a change in business mix and improved Commercial Property and Japan Personal Auto results.

•	The expense ratio decreased 0.4 points primarily due to a reduction in the GOE ratio, as a result of continued expense discipline, partially offset by a 0.3 points increase in the acquisition ratio mainly due to changes in business mix.

LIFE AND RETIREMENT

	Three Months Ended September 30,
($ in millions)	2019	2018	Change
Life and Retirement
Premiums & Fees	$1,529	$943	62%
Net Investment Income	2,078	1,960	6
Adjusted Revenue	3,833	3,146	22
Benefits, losses and expenses	3,187	2,433	31
Adjusted pre-tax income	646	713	(9)
Premiums and deposits	7,461	6,779	10

Individual Retirement
Premiums & Fees	$242	$213	14%
Net Investment Income	1,021	956	7
Adjusted Revenue	1,416	1,335	6
Benefits, losses and expenses	1,029	942	9
Adjusted pre-tax income	387	393	(2)
Premiums and deposits	3,692	3,616	2
Net flows	(330)	(545)	39

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	Three Months Ended September 30,
($ in millions)	2019	2018	Change
Group Retirement
Premiums & Fees	$116	$124	(6)%
Net Investment Income	544	531	2
Adjusted Revenue	726	718	1
Benefits, losses and expenses	523	476	10
Adjusted pre-tax income	203	242	(16)
Premiums and deposits	1,924	2,116	(9)
Net flows	(788)	(986)	20

Life Insurance
Premiums & Fees	$742	$520	43%
Net Investment Income	289	275	5
Adjusted Revenue	1,037	809	28
Benefits, losses and expenses	1,044	793	32
Adjusted pre-tax income (loss)	(7)	16	NM
Premiums and deposits	1,012	978	3

Institutional Markets
Premiums & Fees	$429	$86	399%
Net Investment Income	224	198	13
Adjusted Revenue	654	284	130
Benefits, losses and expenses	591	222	166
Adjusted pre-tax income	63	62	2
Premiums and deposits	833	69	NM

Life and Retirement – Commentary

•	Life and Retirement reported adjusted pre-tax income of $646 million compared to $713 million in the prior-year quarter. The current quarter included a $143 million charge for the annual actuarial assumption update compared to a $98 million charge for the annual actuarial assumption update in the prior-year quarter. Excluding the impacts from the annual actuarial assumption update from both periods, adjusted pre-tax income declined 3% due to elevated mortality and lower alternative investment returns when compared to the prior-year quarter.

•	Individual Retirement reported adjusted pre-tax income of $387 million compared to $393 million in the prior-year quarter. The current quarter included a charge for the annual actuarial assumption update of $63 million compared to a $52 million charge for the annual actuarial assumption update in the prior-year quarter. Adjusted pre-tax income improved, excluding the actuarial assumption update, as a result of higher base portfolio income which was largely the result of increased sales, partially offset by lower returns on alternative investments compared to the prior-year quarter. Total net flows excluding Retail Mutual Funds were positive driven by strong Index Annuities sales.

•	Group Retirement reported adjusted pre-tax income of $203 million compared to $242 million in the prior-year quarter. The current quarter reflected a charge for the annual

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actuarial assumption update of $17 million compared to net favorable adjustments of $17 million for the annual actuarial assumption update in the prior-year quarter. Adjusted pre-tax income declined, excluding the annual actuarial assumption update, due to lower returns on alternative investments and additional investments made in the operating platform compared to the prior-year quarter, partially offset by higher income on securities for which the fair value option was elected. Net flows remain negative but favorable to the prior-year quarter primarily due to lower surrenders.

•	Life Insurance reported adjusted pre-tax loss of $7 million compared to adjusted pre-tax income of $16 million in the prior-year quarter reflected elevated mortality, partially offset by higher base income driven by growth in invested assets. The current year and prior year quarters included a $63 million charge for the annual actuarial assumption update. Mortality trends remain within pricing expectations.

•	Institutional Markets adjusted pre-tax income increased slightly due to higher net investment income on a growing asset base resulting from growth in Pension Risk Transfer and Guaranteed Investment Contracts (GICs).

* Refers to financial measure not calculated in accordance with generally accepted accounting principles (non-GAAP); definitions of non-GAAP measures and reconciliations to their closest GAAP measures can be found in this news release under the heading Comment on Regulation G and Non-GAAP Financial Measures.

CONFERENCE CALL

AIG will host a conference call today, Friday, November 1, 2019 at 9:00 a.m. ET to review these results. The call is open to the public and can be accessed via a live listen-only webcast in the Investors section of www.aig.com. A replay will be available after the call at the same location.

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Additional supplementary financial data is available in the Investors section at www.aig.com.

The conference call (including the conference call presentation material), the earnings release and the financial supplement may include, and officers and representatives of AIG may from time to time make and discuss, projections, goals, assumptions and statements that may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These projections, goals, assumptions and statements are not historical facts but instead represent only a belief regarding future events, many of which, by their nature, are inherently uncertain and outside AIG’s control. These projections, goals, assumptions and statements include statements preceded by, followed by or including words such as “will,” “believe,” “anticipate,” “expect,” “intend,” “plan,” “focused on achieving,” “view,” “target,” “goal” or “estimate.” These projections, goals, assumptions and statements may relate to future actions, prospective services or products, future performance or results of current and anticipated services or products, sales efforts, expenses, the outcome of contingencies such as legal proceedings, anticipated organizational, business or regulatory changes, anticipated sales, monetization and/or acquisitions of businesses or

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assets, or successful integration of acquired businesses, management succession and retention plans, exposure to risk, trends in operations and financial results.

It is possible that AIG’s actual results and financial condition will differ, possibly materially, from the results and financial condition indicated in these projections, goals, assumptions and statements. Factors that could cause AIG’s actual results to differ, possibly materially, from those in the specific projections, goals, assumptions and statements include:

•	changes in market and industry conditions;
•	the occurrence of catastrophic events, both natural and man-made;
•	AIG’s ability to successfully reorganize its businesses and execute on our initiatives to improve our underwriting capabilities and reinsurance programs, as well as improve profitability, without negatively impacting client relationships or its competitive position;
•	AIG’s ability to successfully dispose of, monetize and/or acquire businesses or assets or successfully integrate acquired businesses;
•	changes in judgments concerning potential cost saving opportunities;
•	actions by credit rating agencies;
•	changes in judgments concerning insurance underwriting and insurance liabilities;
•	the impact of potential information technology, cybersecurity or data security breaches, including as a result of cyber-attacks or security vulnerabilities;
•	disruptions in the availability of AIG’s electronic data systems or those of third parties;
•	the effectiveness of our strategies to recruit and retain key personnel and our ability to implement effective succession plans;
•	the requirements, which may change from time to time, of the global regulatory framework to which AIG is subject;
•	negative impacts on customers, business partners and other stakeholders;
•	AIG’s ability to successfully manage Legacy portfolios;
•	significant legal, regulatory or governmental proceedings;
•	concentrations in AIG’s investment portfolios;
•	changes in judgments concerning the recognition of deferred tax assets and goodwill impairment; and
•	such other factors discussed in Part I, Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations (MD&A) in AIG’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2019 (which will be filed with the Securities and Exchange Commission), Part I, Item 2. MD&A in AIG’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2019, Part I, Item 2. MD&A in AIG’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2019, and Part II, Item 7. MD&A and Part I, Item 1A. Risk Factors in AIG’s Annual Report on Form 10-K for the year ended December 31, 2018.

AIG is not under any obligation (and expressly disclaims any obligation) to update or alter any projections, goals, assumptions or other statements, whether written or oral, that may be made from time to time, whether as a result of new information, future events or otherwise.

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COMMENT ON REGULATION G AND NON-GAAP FINANCIAL MEASURES

Throughout this press release, including the financial highlights, AIG presents its financial condition and results of operations in the way it believes will be most meaningful and representative of its business results. Some of the measurements AIG uses are “non-GAAP financial measures” under Securities and Exchange Commission rules and regulations. GAAP is the acronym for “generally accepted accounting principles” in the United States. The non-GAAP financial measures AIG presents are listed below and may not be comparable to similarly-named measures reported by other companies. The reconciliations of such measures to the most comparable GAAP measures in accordance with Regulation G are included within the relevant tables attached to this news release or in the Third Quarter 2019 Financial Supplement available in the Investors section of AIG’s website, www.aig.com.

Book Value per Common Share, Excluding Accumulated Other Comprehensive Income (AOCI) and Book Value per Common Share, Excluding AOCI and Deferred Tax Assets (DTA) (Adjusted Book Value per Common Share) are used to show the amount of AIG’s net worth on a per-common share basis. AIG believes these measures are useful to investors because they eliminate items that can fluctuate significantly from period to period, including changes in fair value of AIG’s available for sale securities portfolio, foreign currency translation adjustments and U.S. tax attribute deferred tax assets. These measures also eliminate the asymmetrical impact resulting from changes in fair value of AIG’s available for sale securities portfolio wherein there is largely no offsetting impact for certain related insurance liabilities. AIG excludes deferred tax assets representing U.S. tax attributes related to net operating loss carryforwards and foreign tax credits as they have not yet been utilized. Amounts for interim periods are estimates based on projections of full-year attribute utilization. As net operating loss carryforwards and foreign tax credits are utilized, the portion of the DTA utilized is included in these book value per common share metrics. Book value per common share, excluding AOCI, is derived by dividing Total AIG common shareholders’ equity, excluding AOCI, by total common shares outstanding. Adjusted Book Value per Common Share is derived by dividing Total AIG common shareholders’ equity, excluding AOCI and DTA (Adjusted Common Shareholders’ Equity), by total common shares outstanding.

AIG Return on Common Equity – Adjusted After-tax Income Excluding AOCI and DTA (Adjusted Return on Common Equity) is used to show the rate of return on common shareholders’ equity. AIG believes this measure is useful to investors because it eliminates items that can fluctuate significantly from period to period, including changes in fair value of AIG’s available for sale securities portfolio, foreign currency translation adjustments and U.S. tax attribute deferred tax assets. This measure also eliminates the asymmetrical impact resulting from changes in fair value of AIG’s available for sale securities portfolio wherein there is largely no offsetting impact for certain related insurance liabilities. AIG excludes deferred tax assets representing U.S. tax attributes related to net operating loss carryforwards and foreign tax credits as they have not yet been utilized. Amounts for interim periods are estimates based on projections of full-year attribute utilization. As net operating loss carryforwards and foreign tax credits are utilized, the portion of the DTA utilized is included in Adjusted Return on Common Equity. Adjusted Return on Common Equity is derived by dividing actual or annualized adjusted after-tax income attributable to AIG

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common shareholders by average Adjusted Common Shareholders’ Equity.

Core and Life and Retirement Adjusted Attributed Common Equity is an attribution of total AIG Adjusted Common Shareholders’ Equity to these segments based on AIG’s internal capital model, which incorporates the segments’ respective risk profiles. Adjusted attributed common equity represents AIG’s best estimates based on current facts and circumstances and will change over time.

Core and Life and Retirement Return on Common Equity – Adjusted After-tax Income (Adjusted Return on Attributed Common Equity) is used to show the rate of return on Adjusted Attributed Common Equity. Adjusted Return on Attributed Common Equity is derived by dividing actual or annualized Adjusted After-tax Income by Average Adjusted Attributed Common Equity.

Adjusted After-tax Income Attributable to Core and Life and Retirement is derived by subtracting attributed interest expense, income tax expense and attributed dividends on preferred stock from adjusted pre-tax income. Attributed debt and the related interest expense and dividends on preferred stock are calculated based on AIG’s internal capital model. Tax expense or benefit is calculated based on an internal attribution methodology that considers among other things the taxing jurisdiction in which the segments conduct business, as well as the deductibility of expenses in those jurisdictions.

Adjusted Revenues exclude Net realized capital gains (losses), income from non-operating litigation settlements (included in Other income for GAAP purposes) and changes in fair value of securities used to hedge guaranteed living benefits (included in Net investment income for GAAP purposes). Adjusted revenues is a GAAP measure for AIG’s operating segments.

AIG uses the following operating performance measures because AIG believes they enhance the understanding of the underlying profitability of continuing operations and trends of AIG’s business segments. AIG believes they also allow for more meaningful comparisons with AIG’s insurance competitors. When AIG uses these measures, reconciliations to the most comparable GAAP measure are provided on a consolidated basis.

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Adjusted Pre-tax Income (APTI) is derived by excluding the items set forth below from income from continuing operations before income tax. This definition is consistent across AIG’s segments. These items generally fall into one or more of the following broad categories: legacy matters having no relevance to AIG’s current businesses or operating performance; adjustments to enhance transparency to the underlying economics of transactions; and measures that AIG believes to be common to the industry. APTI is a GAAP measure for AIG’s segments. Excluded items include the following:

•    changes in fair value of securities used to hedge guaranteed living benefits;

•    changes in benefit reserves and deferred policy acquisition costs (DAC), value of business acquired (VOBA), and sales inducement assets (SIA) related to net realized capital gains and losses;

•    changes in the fair value of equity securities;

•    loss (gain) on extinguishment of debt;

•    all net realized capital gains and losses except earned income (periodic settlements and changes in settlement accruals) on derivative instruments used for non-qualifying (economic) hedging or for asset replication. Earned income on such economic hedges is reclassified from net realized capital gains and losses to specific APTI line items based on the economic risk being hedged (e.g. net investment income and interest credited to policyholder account balances);

•    income or loss from discontinued operations;

•    net loss reserve discount benefit (charge);

•    pension expense related to a one-time lump sum payment to former employees;

•    income and loss from divested businesses;

•    non-operating litigation reserves and settlements;

•    restructuring and other costs related to initiatives designed to reduce operating expenses, improve efficiency and simplify AIG’s organization;

•    the portion of favorable or unfavorable prior year reserve development for which AIG has ceded the risk under retroactive reinsurance agreements and related changes in amortization of the deferred gain;

•    integration and transaction costs associated with acquired businesses;

•    losses from the impairment of goodwill; and

•    non-recurring external costs associated with the implementation of non-ordinary course legal or regulatory changes or changes to accounting principles.

Adjusted After-tax Income attributable to AIG common shareholders (AATI) is derived by excluding the tax effected APTI adjustments described above, dividends on preferred stock, and the following tax items from net income attributable to AIG:

•	deferred income tax valuation allowance releases and charges;
•	changes in uncertain tax positions and other tax items related to legacy matters having no relevance to AIG’s current businesses or operating performance; and
•	net tax charge related to the enactment of the Tax Cuts and Jobs Act (Tax Act);

and by excluding the net realized capital gains (losses) from noncontrolling interests.

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See page 17 for the reconciliation of Net income attributable to AIG to Adjusted After-tax Income Attributable to AIG.

Ratios: AIG, along with most property and casualty insurance companies, uses the loss ratio, the expense ratio and the combined ratio as measures of underwriting performance. These ratios are relative measurements that describe, for every $100 of net premiums earned, the amount of losses and loss adjustment expenses (which for General Insurance excludes net loss reserve discount), and the amount of other underwriting expenses that would be incurred. A combined ratio of less than 100 indicates underwriting income and a combined ratio of over 100 indicates an underwriting loss. AIG’s ratios are calculated using the relevant segment information calculated under GAAP, and thus may not be comparable to similar ratios calculated for regulatory reporting purposes. The underwriting environment varies across countries and products, as does the degree of litigation activity, all of which affect such ratios. In addition, investment returns, local taxes, cost of capital, regulation, product type and competition can have an effect on pricing and consequently on profitability as reflected in underwriting income and associated ratios.

Accident year loss and combined ratios, as adjusted: both the accident year loss and combined ratios, as adjusted, exclude catastrophe losses and related reinstatement premiums, prior year development, net of premium adjustments, and the impact of reserve discounting. Natural and man-made catastrophe losses are generally weather or seismic events having a net impact on AIG in excess of $10 million each and also include certain man-made events, such as terrorism and civil disorders that exceed the $10 million threshold. AIG believes that as adjusted ratios are meaningful measures of AIG’s underwriting results on an ongoing basis as they exclude catastrophes and the impact of reserve discounting which are outside of management’s control. AIG also excludes prior year development to provide transparency related to current accident year results.

Underwriting ratios are computed as follows:

a)	Loss ratio = Loss and loss adjustment expenses incurred ÷ Net premiums earned (NPE)
b)	Acquisition ratio = Total acquisition expenses ÷ NPE
c)	General operating expense ratio = General operating expenses ÷ NPE
d)	Expense ratio = Acquisition ratio + General operating expense ratio
e)	Combined ratio = Loss ratio + Expense ratio
f)	Accident year loss ratio, as adjusted (AYLR) = [Loss and loss adjustment expenses incurred – CATs – PYD] ÷ [NPE +/(-) Reinstatement premiums related to catastrophes (CYRIPs) +/(-) RIPs related to prior year catastrophes (PYRIPs) + (Additional) returned premium related to PYD on loss sensitive business ((AP)RP) + Adjustment for ceded premiums under reinsurance contracts related to prior accident years]
g)	Accident year combined ratio, as adjusted = AYLR + Expense ratio
h)	Catastrophe losses (CATs) and reinstatement premiums = [Loss and loss adjustment expenses incurred – (CATs)] ÷ [NPE +/(-) CYRIPs] – Loss ratio
i)	Prior year development net of (additional) return premium related to PYD on loss sensitive business = [Loss and loss adjustment expenses incurred – CATs – PYD] ÷ [NPE +/(-) CYRIPs +/(-) PYRIPs + (AP)RP] – Loss ratio – CAT ratio

Premiums and deposits: includes direct and assumed amounts received and earned on traditional life insurance policies, group benefit policies and life-contingent payout annuities, as well as

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deposits received on universal life, investment-type annuity contracts, Federal Home Loan Bank (FHLB) funding agreements and mutual funds.

Results from discontinued operations are excluded from all of these measures.

# # #

American International Group, Inc. (AIG) is a leading global insurance organization. Building on 100 years of experience, today AIG member companies provide a wide range of property casualty insurance, life insurance, retirement solutions, and other financial services to customers in more than 80 countries and jurisdictions. These diverse offerings include products and services that help businesses and individuals protect their assets, manage risks and provide for retirement security. AIG common stock is listed on the New York Stock Exchange.

Additional information about AIG can be found at www.aig.com | YouTube: www.youtube.com/aig | Twitter: @AIGinsurance www.twitter.com/AIGinsurance | LinkedIn: www.linkedin.com/company/aig. These references with additional information about AIG have been provided as a convenience, and the information contained on such websites is not incorporated by reference into this press release.

AIG is the marketing name for the worldwide property-casualty, life and retirement, and general insurance operations of American International Group, Inc. For additional information, please visit our website at www.aig.com. All products and services are written or provided by subsidiaries or affiliates of American International Group, Inc. Products or services may not be available in all countries and jurisdictions, and coverage is subject to underwriting requirements and actual policy language. Non-insurance products and services may be provided by independent third parties. Certain property-casualty coverages may be provided by a surplus lines insurer. Surplus lines insurers do not generally participate in state guaranty funds, and insureds are therefore not protected by such funds.

16

American International Group, Inc.

Selected Financial Data and Non-GAAP Reconciliation

($ in millions, except per common share data)

Reconciliations of Adjusted Pre-tax and After-tax Income

	Three Months Ended September 30,
	2019				2018
	Pre-tax	Tax Effect	Noncontrolling Interests(b)	After-tax	Pre-tax	Tax Effect	Noncontrolling Interests	After-tax
Pre-tax income (loss)/net income (loss), including noncontrolling interests	$1,260	$287	$-	$973	$(1,527)	$(307)	$-	$(1,259)
Noncontrolling interests	-	-	(317)	(317)	-	-	-	-
Pre-tax income (loss)/net income (loss) attributable to AIG	1,260	287	(317)	656	(1,527)	(307)	-	(1,259)
Dividends on preferred stock				8				-
Net income (loss) attributable to AIG common shareholders				648				(1,259)
Adjustments:
Changes in uncertain tax positions and other tax adjustments	-	(8)	-	8	-	(54)	-	54
Deferred income tax valuation allowance (releases) charges	-	9	-	(9)	-	(5)	-	5
Changes in fair value of securities used to hedge guaranteed living benefits	(12)	(2)	-	(10)	14	3	-	11
Changes in benefit reserves and DAC, VOBA and SIA related to net realized capital gains (losses)	65	13	-	52	(76)	(16)	-	(60)
Changes in the fair value of equity securities	51	11	-	40	-	-	-	-
Unfavorable (favorable) prior year development and related amortization changes ceded under retroactive reinsurance agreements	(59)	(13)	-	(46)	605	128	-	477
Loss on extinguishment of debt	-	-	-	-	1	-	-	1
Net realized capital (gains) losses(a)	(881)	(176)	-	(705)	524	127	-	397
Loss from discontinued operations	-	-	-	-	-	-	-	39
(Income) loss from divested businesses	9	2	-	7	(2)	(1)	-	(1)
Non-operating litigation reserves and settlements	5	1	-	4	5	2	-	3
Net loss reserve discount (benefit) charge	235	50	-	185	(86)	(18)	-	(68)
Integration and transaction costs associated with acquired businesses	3	-	-	3	91	19	-	72
Restructuring and other costs	67	14	-	53	35	6	-	29
Professional fees related to regulatory or accounting changes	3	1	-	2	-	-	-	-
Noncontrolling interests primarily related to net realized capital gains (losses) of Fortitude Holdings' standalone results(b)	-	-	273	273	-	-	(1)	(1)
Adjusted pre-tax income (loss)/Adjusted after-tax income (loss) attributable to AIG common shareholders	$746	$189	$(44)	$505	$(416)	$(116)	$(1)	$(301)

	Nine Months Ended September 30,
	2019				2018
	Pre-tax	Tax Effect	Noncontrolling Interests(b)	After-tax	Pre-tax	Tax Effect	Noncontrolling Interests	After-tax
Pre-tax income/net income, including noncontrolling interests	$4,251	$950	$-	$3,300	$952	$291	$-	$621
Noncontrolling interests	-	-	(881)	(881)	-	-	(5)	(5)
Pre-tax income/net income attributable to AIG	4,251	950	(881)	2,419	952	291	(5)	616
Dividends on preferred stock				15				-
Net income attributable to AIG common shareholders				2,404				616
Adjustments:
Changes in uncertain tax positions and other tax adjustments	-	(23)	-	23	-	(53)	-	53
Deferred income tax valuation allowance (releases) charges	-	40	-	(40)	-	(42)	-	42
Changes in fair value of securities used to hedge guaranteed living benefits	(183)	(38)	-	(145)	127	27	-	100
Changes in benefit reserves and DAC, VOBA and SIA related to net realized capital gains (losses)	39	8	-	31	(46)	(10)	-	(36)
Changes in the fair value of equity securities	(6)	(1)	-	(5)	-	-	-	-
Unfavorable (favorable) prior year development and related amortization changes ceded under retroactive reinsurance agreements	(211)	(45)	-	(166)	607	128	-	479
Loss on extinguishment of debt	13	3	-	10	10	2	-	8
Net realized capital (gains) losses(a)	(758)	(153)	-	(605)	388	97	-	291
Loss from discontinued operations	-	-	-	1	-	-	-	40
(Income) loss from divested businesses	4	1	-	3	(35)	(8)	-	(27)
Non-operating litigation reserves and settlements	6	1	-	5	30	7	-	23
Net loss reserve discount (benefit) charge	920	194	-	726	(305)	(64)	-	(241)
Integration and transaction costs associated with acquired businesses	16	3	-	13	91	19	-	72
Restructuring and other costs	174	37	-	137	259	54	-	205
Professional fees related to regulatory or accounting changes	5	1	-	4	-	-	-	-
Noncontrolling interests primarily related to net realized capital gains (losses) of Fortitude Holdings' standalone results(b)	-	-	769	769	-	-	(2)	(2)
Adjusted pre-tax income/Adjusted after-tax income attributable to AIG common shareholders	$4,270	$978	$(112)	$3,165	$2,078	$448	$(7)	$1,623

(a) Includes all net realized capital gains and losses except earned income (periodic settlements and changes in settlement accruals) on derivative instruments used for non-qualifying (economic) hedging or for asset replication.

(b) Noncontrolling interests is primarily due to the 19.9 percent investment in Fortitude Group Holdings, LLC (Fortitude Holdings) by an affiliate of The Carlyle Group L.P. (Carlyle), which occurred in the fourth quarter of 2018. Carlyle is allocated 19.9 percent of Fortitude Holdings’ standalone financial results. Fortitude Holdings’ results are mostly eliminated in AIG’s consolidated income from continuing operations given that its results arise from intercompany transactions. Noncontrolling interests is calculated based on the standalone financial results of Fortitude Holdings. The most significant component of Fortitude Holdings’ standalone results concerns gains related to the change in fair value of embedded derivatives, which moved materially in the quarter due to lower rates and tightening credit spreads, and which are recorded in net realized capital gains and losses of Fortitude Holdings. In accordance with AIG's adjusted after-tax income definition, realized capital gains and losses are excluded from noncontrolling interests.

17

 American International Group, Inc.

Selected Financial Data and Non-GAAP Reconciliation (continued)

($ in millions, except per common share data)

Summary of Key Financial Metrics

	Three Months Ended September 30,				Nine Months Ended September 30,
			% Inc.				% Inc.
	2019	2018	(Dec.)		2019	2018	(Dec.)
Income (loss) per common share:
Basic
Income (loss) from continuing operations	$0.74	$(1.37)	NM	%	$2.74	$0.72	280.6%
Loss from discontinued operations	-	(0.04)	NM		-	(0.04)	NM
Net income (loss) attributable to AIG common shareholders	$0.74	$(1.41)	NM		$2.74	$0.68	302.9

Diluted
Income (loss) from continuing operations	$0.72	$(1.37)	NM		$2.71	$0.71	281.7
Loss from discontinued operations	-	(0.04)	NM		-	(0.04)	NM
Net income (loss) attributable to AIG common shareholders	$0.72	$(1.41)	NM		$2.71	$0.67	304.5
Adjusted after-tax income (loss) attributable to AIG common shareholders per diluted share	$0.56	(0.34)	NM	%	$3.57	$1.77	101.7%

Weighted average shares outstanding:
Basic	877.0	895.2			876.3	902.1
Diluted (a)(b)	895.8	895.2			887.2	916.8

Return on common equity (c)	4.0%	(8.4)%			5.2%	1.3%
Adjusted return on common equity (d)	4.1%	(2.4)%			8.6%	4.3%

As of period end:	September 30, 2019	June 30, 2019	December 31, 2018	September 30, 2018
Total AIG shareholders' equity	$65,603	$64,539	$56,361	$58,586
Preferred equity	485	485	-	-
Total AIG common shareholders' equity	65,118	64,054	56,361	58,586
Accumulated other comprehensive income (AOCI)	5,615	4,991	(1,413)	(536)
Total AIG common shareholders' equity, excluding AOCI	59,503	59,063	57,774	59,122

Deferred tax assets (e)	9,393	9,577	10,153	9,953
Total adjusted AIG common shareholders' equity	$50,110	$49,486	$47,621	$49,169

	September 30,	June 30,	% Inc.	December 31,	% Inc.	September 30,	% Inc.
As of period end:	2019	2019	(Dec.)	2018	(Dec.)	2018	(Dec.)
Book value per common share (f)	$74.85	$73.63	1.7%	$65.04	15.1%	$66.23	13.0%
Book value per common share, excluding AOCI (g)	$68.40	$67.90	0.7	$66.67	2.6	$66.83	2.3
Adjusted book value per common share (h)	$57.60	$56.89	1.2	$54.95	4.8	$55.58	3.6
Total common shares outstanding	869.9	869.9		866.6		884.6

Financial highlights - notes

(a)  For the three-month period ended September 30, 2018, because we reported net losses and adjusted after-tax losses, all common stock equivalents are anti-dilutive and are therefore excluded from the calculation of diluted shares and diluted per share amounts. The shares excluded from these calculations were 13,538,168 shares.

(b)  Diluted shares in the diluted EPS calculation represent basic shares for the three-month period ended September 30, 2018 due to the net losses in that period.

(c)  Computed as Annualized net income (loss) attributable to AIG common shareholders divided by average AIG common shareholders' equity. Equity includes AOCI and DTA.

(d)  Computed as Annualized Adjusted after-tax income attributable to AIG common shareholders divided by Adjusted Common Shareholders' Equity.

(e)  Represents deferred tax assets only related to U.S. net operating loss and foreign tax credit carryforwards on a U.S. GAAP basis and excludes other balance sheet deferred tax assets and liabilities.

(f)   Represents total AIG common shareholders' equity divided by Total common shares outstanding.

(g)  Represents total AIG common shareholders' equity, excluding AOCI, divided by Total common shares outstanding.

(h)  Represents Adjusted Common Shareholders' Equity, divided by Total common shares outstanding.

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American International Group, Inc.

Selected Financial Data and Non-GAAP Reconciliation

($ in millions, except per common share amounts)

Reconciliations of Life and Retirement Adjusted Return on Common Equity

	Three Months Ended
	September 30,
	2019	2018

Adjusted pre-tax income	$646	$713
Interest expense on attributed financial debt	45	30
Adjusted pre-tax income including attributed interest expense	601	683
Income tax expense	117	134
Adjusted after-tax income	484	549
Dividends declared on preferred stock	3	-
Adjusted after-tax income attributable to common shareholders	481	549

Ending adjusted attributed common equity	$19,235	$19,254
Average adjusted attributed common equity	$19,028	$19,613
Adjusted return on attributed common equity	10.1%	11.2%

Annual actuarial assumption update, net of tax	$(115)	$(79)
Adjusted return on attributed common equity, excluding annual actuarial assumption update, net of tax	12.5%	12.8%

Reconciliations of Core Adjusted Return on Common Equity

	Three Months Ended
	September 30,
	2019	2018

Adjusted pre-tax income (loss)	$653	$(500)
Interest expense on attributed financial debt	-	-
Adjusted pre-tax income (loss) including attributed interest expense	653	(500)
Income tax expense (benefit)	170	(134)
Adjusted after-tax income (loss)	483	(366)
Dividends declared on preferred stock	8	-
Adjusted after-tax income (loss) attributable to common shareholders	475	(366)

Ending adjusted attributed common equity	$43,335	$40,358
Average adjusted attributed common equity	$43,015	$41,097
Adjusted return on attributed common equity	4.4%	(3.6)%

Net Premiums Written - Change in Constant Dollar

Three Months Ended
General Insurance - International	September 30, 2019
Foreign exchange effect on worldwide premiums:
Change in net premiums written
Increase (decrease) in original currency	(10.6)%
Foreign exchange effect	(1.0)
Increase (decrease) as reported in U.S. dollars	(11.6)%

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American International Group, Inc.

Selected Financial Data and Non-GAAP Reconciliation (continued)

($ in millions, except per common share amounts)

Reconciliations of Premiums and Deposits

	Three Months Ended
	September 30,
	2019	2018
Individual Retirement:
Premiums	$38	$9
Deposits	3,656	3,609
Other	(2)	(2)
Total premiums and deposits	$3,692	$3,616

Group Retirement:
Premiums	$5	$9
Deposits	1,919	2,107
Other	-	-
Total premiums and deposits	$1,924	$2,116

Life Insurance:
Premiums	$394	$379
Deposits	404	410
Other	214	189
Total premiums and deposits	$1,012	$978

Institutional Markets:
Premiums	$389	$46
Deposits	437	17
Other	7	6
Total premiums and deposits	$833	$69

Total Life and Retirement:
Premiums	$826	$443
Deposits	6,416	6,143
Other	219	193
Total premiums and deposits	$7,461	$6,779

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